EZCORP Announces Termination of Acquisition Agreement

Austin, Texas (March 19, 2025) - EZCORP, Inc. (NASDAQ: EZPW) (the “Company”), a leading provider of pawn loans in the United States and Latin America, announced today that it has terminated its definitive agreement with Presta Dinero, S.A. de C.V. for the purchase of 53 stores in Mexico, which was entered into on September 10, 2024.
Lachie Given, EZCORP Chief Executive Officer, stated, “While the termination of the present transaction is unfortunate, we remain excited about our expansion opportunities in Mexico. We currently operate over 560 stores across Mexico and continue to grow our footprint through opening de novo stores, while maintaining our disciplined pursuit of opportunistic acquisitions.”
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn transactions in the United States and Latin America. We also sell pre-owned and recycled merchandise, primarily collateral forfeited from pawn lending operations and merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the S&P 1000 Index and Nasdaq Composite Index.
FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the Company’s strategy, initiatives and expected performance. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the Company's strategy, initiatives and future performance, that address activities or results that the Company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors and current or future litigation. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
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Investor Relations Contact:
Sean Mansouri, CFA
Elevate IR
EZPW@elevate-ir.com
(720) 330-2829